UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 4, 2008
COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1800 — 114th Avenue SE
BELLEVUE, WA 98004

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (425) 943-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 4, 2008, Coinstar, Inc. (the “Company”) first publicly announced the appointment of Paul Davis, 51, as its Chief Operating Officer, effective as of April 7, 2008.
     From February 2007 to March 2008, Mr. Davis was an independent consultant working with various consumer packaged goods and retail companies. From October 2004 to January 2007, Mr. Davis served as global chief executive of Kettle Foods Inc. (a producer of chips and other snack foods). Prior to that, he served as president and chief executive officer of Barilla America, Inc. (the U.S.-based division of The Barilla Group, a food producer) from February 2002 to October 2004. From March 1999 to October 2001, Mr. Davis served in executive positions at Starbucks Corporation (a publicly-held, specialty coffee retailer), including president, North American Operations from November 1999 to October 2001 and president, Consumer Products Unit from March 1999 to November 1999. From 1983 to 1999, Mr. Davis served in positions of increasing responsibility at Frito-Lay, a division of PepsiCo, Inc. (a food and beverage company), most recently as president of Hostess Frito-Lay Company, Canada.
     Mr. Davis entered into an employment arrangement with the Company, including an Employment Offer Letter dated March 20, 2008 and an Employment Agreement to be effective April 7, 2008 (the “Agreement”). The employment arrangement includes the following material provisions:
•	The term of the arrangement continues until terminated pursuant to the Agreement.

•	Mr. Davis will be paid an annual base salary of $400,000 subject to possible increase at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

•	Mr. Davis is eligible for cash bonuses consistent with the existing program for executive officers, if performance targets applicable to such bonuses are met. Mr. Davis’s bonus opportunity for 2008 will be 60% of base salary.

•	Mr. Davis will be eligible to receive a stock option grant to purchase 100,000 shares of the Company’s common stock, on terms consistent with those of chief executive officer and chief financial officer stock option grants, with an exercise price equal to the closing price of the Company’s common stock on the date of grant and vesting over a four-year period, subject to Compensation Committee approval.

•	Mr. Davis will be eligible to receive a grant of 10,000 shares of restricted stock, on terms consistent with those of chief executive officer and chief financial officer restricted stock awards, vesting over a four-year period, subject to Compensation Committee approval.

•	Mr. Davis will be entitled to participate in fringe benefit programs as provided from time to time.

•	Upon termination without cause (as defined in the Agreement), Mr. Davis will be entitled to 12 months’ annual base salary, any unpaid annual base salary which has accrued for services already performed and any pro-rated bonus payment. In addition, upon termination without cause, the Company will pay Mr. Davis’s health insurance benefits, including current dependent coverage, for a period of 12 months following the date of termination, and thereafter Mr. Davis may self-pay health insurance under the applicable program if he elects to do so.

     Mr. Davis also entered into a Change of Control Agreement to be effective April 7, 2008 (the “Change of Control Agreement”). Pursuant to the terms of the Change of Control Agreement, from the date during the Change of Control Period on which a change of control (as defined in the Change of Control Agreement) occurs until the date Mr. Davis is terminated pursuant to the terms of the Change of Control Agreement (the “Employment Period”), Mr. Davis will continue to be employed in an executive position at least reasonably commensurate with the most significant position held by Mr. Davis during the 90-day period immediately preceding the date of the change of control. During the Employment Period, Mr. Davis will be entitled to continued compensation and benefits on terms generally consistent with pre-change of control levels and reimbursement for all reasonable employment expenses. The “Change of Control Period” is the period beginning on the date of the Change of Control Agreement and ending on the date two years following notice from the Company that this coverage period has terminated.
     Mr. Davis will be eligible to receive the following benefits if, during the Employment Period, the Company terminates his employment other than for cause (as defined in the Agreement) or Mr. Davis terminates his employment for good reason (as defined in the Change of Control Agreement):
•	any accrued but unpaid base salary;

•	a pro rata portion of Mr. Davis’s annual bonus for the year;

•	any compensation previously deferred by Mr. Davis (together with any accrued interest or earnings);

•	any accrued but unpaid vacation pay; and

•	base salary continuation for a period of 12 months.
     The foregoing description of Mr. Davis’s employment arrangement is qualified in its entirety by reference to the full text of his Form of Employment Agreement, Employment Offer Letter and Form of Change of Control Agreement, copies of which are attached as Exhibits 10.42, 10.43 and 10.44 to this Current Report on Form 8-K and incorporated herein by reference. A copy of the press release announcing, among other things, Mr. Davis’s appointment as Coinstar’s Chief Operating Officer is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.42	Form of Employment Agreement to be effective April 7, 2008 between Coinstar, Inc. and Paul Davis

10.43	Employment Offer Letter for Paul Davis dated March 20, 2008

10.44	Form of Change of Control Agreement to be effective April 7, 2008 between Coinstar, Inc. and Paul Davis

99.1	Press release dated April 4, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.
	By:	/S/ DAVID W. COLE
Date: April 4, 2008
David W. Cole Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.42	Form of Employment Agreement to be effective April 7, 2008 between Coinstar, Inc. and Paul Davis

10.43	Employment Offer Letter for Paul Davis dated March 20, 2008

10.44	Form of Change of Control Agreement to be effective April 7, 2008 between Coinstar, Inc. and Paul Davis

99.1	Press release dated April 4, 2008

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